Dr. Randy D. Hudson
Chairman and Chief Executive Officer
East Coast Ethanol, LLC
Post Office Box 2226
Columbia, SC 29202
United States of America

30th June 2008

Re: Financial Advisory Role

Dear Dr. Hudson,

We would like to thank you for your invitation to Jasper Corporate Finance Limited (hereinafter “Jasper Corporate Finance”) to provide financial advisory services to East Coast Ethanol, LLC (hereinafter “ECE” or the “Company” or “you”). This letter sets out the basis upon which Jasper Corporate Finance will act as financial advisor to ECE outside United States of America in connection with the raising of the equity and debt finance required to construct four 110MGY nameplate capacity corn-based ethanol production facilities location in the Southeast United States (hereinafter the “Fund Raising” or the “Project”). It is our understanding that the total equity and debt raise is estimated to be US$393.5 million and US$440.0 million, respectively.

1.	Scope of Engagement

Our role will be to act as your financial advisor. In this respect, we will undertake research, preliminary due diligence, and financing strategy and propose potential deal structures including arranging the necessary finance to consummate the acquisition. We envisage that the Project will be undertaken in two stages:

Stage 1 Preliminary Research, Due Diligence, Financing Strategy and Deal Structuring

At this stage we may, as required and as appropriate, perform all or some of the following work:

•	Validate the bona fides of the information provided by you in connection with the Project;

•	Undertake research in to the market and sector analysis ;

•	Undertake a review of the financial projections relating to the Project to ensure their reasonableness and consistency;

•
Recommend a financing strategy and prepare a list of potential funding provider(s), for agreement with you, covering regional and international, financial and strategic investors outside the United States of America including Islamic and Conventional to be approached as part of the process;

•	Initiate deal structuring including agreement on arranging the required finance for the Project in conjunction with you:

Jasper Capital Limited Jasper Consult Limited Jasper Consult DMCC
info@jaspercapital.co.uk www.jaspercapital.co.uk

Jasper Corporate Finance Limited is authorised and regulated by the Financial Services Authority and
Jasper Consult DMCC is regulated by the Dubai Multi Commodity Centre.
Registered Office: 4th Floor, St Alphage House, 2 Fore Street, London EC2Y 5DH
Registered in England No. 04289852
London Bury House 33 Bury Street St. James’s SW1Y 6AX United Kingdom T +44 (0) 20 7839 8766 F +44 (0) 20 7839 1810	Dubai 1007, Level 10 Grosvenor House Commercial Tower Sheikh Zayed Road PO Box 58549, Dubai, UAE T + 971 (0) 4 329 8799 F + 971 (0) 4 329 8797

•	Prepare and comment on appropriate documentation for the Project including information memoranda, term sheets, etc.

 Stage 2 Fund Raising

We envisage that this stage will be executed concurrent to Stage 1 and will be periodically monitored to achieve the required financing to consummate the Project. Our role will be to:

•
Prepare a list of potential lenders/investors, for agreement with you, covering the regional and international financial institutions and investors including Islamic and Conventional outside United State of America to be approached as part of the process;

•	Prepare appropriate documentation for the fund raising including term sheets and marketing materials;

•	Undertake initial approaches, make presentation and provide clarification on the Project on behalf of the Company to potential funding provider(s);

•	Liaise with your lawyers in preparing and finalising the documentation necessary to complete the fund raising for the Project; and

•	Coordinate negotiations with interested parties through to financial close.

Our duties and responsibilities shall be limited to those expressly set out in this letter and/ or subsequently agreed with you in writing, without limiting the generality of the foregoing we shall not:

•
Provide you with any accounting, legal, tax or other specialist advice including, without limitation, expressing an opinion on valuation or assume any responsibility for or liability in respect of any advice given to us or you by any other professional adviser;

•	Provide advice on any aspects relating to legal and regulatory requirements;

•
Be responsible for any facts, estimates, opinions, projections, forecasts or other information (howsoever presented) included in any financial model or business plan, which shall be your responsibility or the responsibility of others, as appropriate;

•
Express any independent opinion on, or take responsibility for, the achievability of any forecasts or the reasonableness of any assumptions or upon the fairness or accuracy of any financial or other information relating directly or indirectly to the Project; or

•	Owe any duty of care to any person other than you.

2.	Access to Information and Personnel

In order to carry out the Project, we shall have reasonable access to yourself and any directors, officers, employees and agents of the Company, to your other advisers and to all relevant data and information as is available to you. In addition, you agree to keep us informed of any material developments or proposals relating to the business or operations of the Company, where these may have an effect upon the Project.

Jasper Capital Limited Jasper Consult Limited Jasper Consult DMCC
info@jaspercapital.co.uk www.jaspercapital.co.uk

Jasper Corporate Finance Limited is authorised and regulated by the Financial Services Authority and
Jasper Consult DMCC is regulated by the Dubai Multi Commodity Centre.
Registered Office: 4th Floor, St Alphage House, 2 Fore Street, London EC2Y 5DH
Registered in England No. 04289852
London Bury House 33 Bury Street St. James’s SW1Y 6AX United Kingdom T +44 (0) 20 7839 8766 F +44 (0) 20 7839 1810	Dubai 1007, Level 10 Grosvenor House Commercial Tower Sheikh Zayed Road PO Box 58549, Dubai, UAE T + 971 (0) 4 329 8799 F + 971 (0) 4 329 8797

3.	Fees and Expenses

In consideration of the services given and to be given to you under this letter, you agree to pay our fees and expenses on the basis described in the attached Fee Arrangements Appendix.

Fees and expenses should be remitted to:

Jasper Corporate Finance Limited
Account number 81340034
Sort code 40-04-26
HSBC Bank plc
186 Baker Street
London NW1 5RU
United Kingdom

4.	Commencement of Appointment and Terms of Business

Our appointment to act for you in connection with the Project will commence as soon as we receive a signed copy of this letter from you confirming your understanding and acceptance of the arrangements set out in this letter and payment of the retainer fee.

Your attention is drawn to the Terms of Business and the Fee Arrangements Appendix attached to this letter (referred to in this letter as the “Terms of Business” and the “Fee Arrangements Appendix”). Our services to you in relation to the Project are provided on and subject to the terms set out in this letter and in the Terms of Business and the Fee Arrangements Appendix.

All references in this letter to “this letter”, “this arrangement” and “herein” include the Terms of Business and the Fee Arrangements Appendix, which form part of this letter.

5.	Termination

The services to be provided by us under this letter may be terminated, with or without cause, by either of us at any time by written notice to that effect. Termination by either party shall, save for the rights and obligations that have already accrued to the parties hereunder prior to the termination, be without liability or continuing obligation to either of us.

6.	Miscellaneous

Shahin Mansuri and Jason Peers of Jasper Corporate Finance will be the individual in charge of the Project. Other employees and specialist consultants may be involved in the Project as and when necessary. The objective is to provide you with a high quality service to meet your needs. If at any time you would like to discuss with us how our service to you could be improved or if you have any questions regarding this letter, please contact Joanna Busvine, at our London office, who will be pleased to discuss matters further.

Jasper Capital Limited Jasper Consult Limited Jasper Consult DMCC
info@jaspercapital.co.uk www.jaspercapital.co.uk

Jasper Corporate Finance Limited is authorised and regulated by the Financial Services Authority and
Jasper Consult DMCC is regulated by the Dubai Multi Commodity Centre.
Registered Office: 4th Floor, St Alphage House, 2 Fore Street, London EC2Y 5DH
Registered in England No. 04289852
London Bury House 33 Bury Street St. James’s SW1Y 6AX United Kingdom T +44 (0) 20 7839 8766 F +44 (0) 20 7839 1810	Dubai 1007, Level 10 Grosvenor House Commercial Tower Sheikh Zayed Road PO Box 58549, Dubai, UAE T + 971 (0) 4 329 8799 F + 971 (0) 4 329 8797

Please confirm your agreement to the terms of this letter by signing the enclosed copy of this letter and returning the complete copy to us either by hand, by post or by facsimile.

Yours sincerely,

Shahin Mansuri

For and on behalf of:
Jasper Corporate Finance Limited

We agree to the terms and conditions contained in this letter which are hereby understood, approved and accepted by:

Signature	/s/ Randy D. Hudson
Name	Dr. Randy D. Hudson
Authorised for and on behalf of:	East Coast Ethanol, LLC
Position	Chairman & CEO
Date	6/30/2008

Jasper Capital Limited Jasper Consult Limited Jasper Consult DMCC
info@jaspercapital.co.uk www.jaspercapital.co.uk

Jasper Corporate Finance Limited is authorised and regulated by the Financial Services Authority and
Jasper Consult DMCC is regulated by the Dubai Multi Commodity Centre.
Registered Office: 4th Floor, St Alphage House, 2 Fore Street, London EC2Y 5DH
Registered in England No. 04289852
London Bury House 33 Bury Street St. James’s SW1Y 6AX United Kingdom T +44 (0) 20 7839 8766 F +44 (0) 20 7839 1810	Dubai 1007, Level 10 Grosvenor House Commercial Tower Sheikh Zayed Road PO Box 58549, Dubai, UAE T + 971 (0) 4 329 8799 F + 971 (0) 4 329 8797

TERMS OF BUSINESS

PART 1 - GENERAL

1.	Jasper Corporate Finance Limited

Jasper Corporate Finance Limited is a UK private company.

2.	Regulated Activities under the Financial Services and Markets Act 2000

Under the Financial Services and Markets Act 2000 (“FSMA”), we bring to your attention the following matters in relation to any regulated activities that may form part of this engagement.

•	Jasper Corporate Finance Limited is authorised and regulated by the Financial Services Authority ("FSA"). Accordingly, our business with you is subject to FSA Rules.

•
We have classified you as an intermediate customer and as such you will not be entitled to the protections given to private customers under the FSA Rules. In addition, you will not normally be entitled to the protection of the Financial Services Compensation Fund in the event of our default.

3.	Information and Announcements

You will provide us with all material information in your possession which is relevant to us for the purposes of the Project and you will ensure that information so supplied is true and accurate in all material respects and not misleading, whether by omission or otherwise.

You undertake that you will use reasonable endeavours to keep us fully informed of all actions, strategies, developments and discussions relevant to the Project.

Whilst we expect to assist you in the preparation, use and presentation of information to be prepared for and presented to third parties we will not perform any verification work on it and will not be responsible to you, or any other party, for the accuracy or fairness of the presentation of it. If we transmit such information to third parties for you we will do so under an appropriate disclaimer notice.

You will ensure that all announcements and communications issued or published, statements made and information distributed by you or duly authorised on your behalf in the course of the Project and in relation thereto or having or likely to have a material effect thereon will only be published, made or distributed after consultation with, and consent from, us. You will ensure that such announcements and communications issued or published, statements made or information distributed will be true and accurate and not misleading as aforesaid and, where appropriate, will contain all information and expressions of opinion necessary for legal or regulatory purposes and all such opinions will be honestly held and made after due and careful consideration. We reserve the right to require you to refrain from publishing announcements or communications, making statements or distributing information, which are, in our opinion, incomplete, untrue, inaccurate or misleading in any respect. We also reserve the right to require you to publish a retraction of any announcement, document, statement or information, which has been published, made or distributed and which is in our reasonable opinion, incomplete, untrue, inaccurate or misleading in any respect.

Jasper Capital Limited Jasper Consult Limited Jasper Consult DMCC
info@jaspercapital.co.uk www.jaspercapital.co.uk

Jasper Corporate Finance Limited is authorised and regulated by the Financial Services Authority and
Jasper Consult DMCC is regulated by the Dubai Multi Commodity Centre.
Registered Office: 4th Floor, St Alphage House, 2 Fore Street, London EC2Y 5DH
Registered in England No. 04289852
London Bury House 33 Bury Street St. James’s SW1Y 6AX United Kingdom T +44 (0) 20 7839 8766 F +44 (0) 20 7839 1810	Dubai 1007, Level 10 Grosvenor House Commercial Tower Sheikh Zayed Road PO Box 58549, Dubai, UAE T + 971 (0) 4 329 8799 F + 971 (0) 4 329 8797

4.	Financial Promotion

If you ask us to approve any communication as a Financial Promotion (as defined in the FSA Rules), we may ask you for certain confirmations and indemnities relating to information contained in any document and we may require further information from you in order to approve such a communication. You shall accept full responsibility for the preparation and contents of any such communication, save to the extent provided under the FSA Rules. We reserve the right to refuse to issue or approve a particular communication or other promotion, and to require you to refrain from distributing it, if at any time we become aware of information that in our opinion renders the communication incomplete, untrue, inaccurate or misleading in any respect. We also reserve the right to publish a retraction of any communication which has been issued or approved by us if, at any time, we become aware of information which in our opinion renders the document incomplete, untrue, inaccurate or misleading in any respect.

5.	Research and Analysis provided to You

We may perform research and analysis for you using publicly available information drawn from a wide range of databases and on-line information services which are available to us, in order to provide you with background information that may be relevant to your assessment of the Project. We will not independently verify, or accept any responsibility or liability for independently verifying, any such information nor do we make any representation as to the accuracy or completeness of the information. We accept no liability for any loss or damage that may result from your reliance on any research, analyses or information so supplied.

6.	Confidentiality of Our Advice

You agree that any advice given by us or any communication from us to you is provided solely for the purposes of the Project and for the use and benefit of you and may not be used or relied on for any other purpose or disclosed to any other person without our prior written consent.

7.	Representations and Warranties

The representations, warranties, terms and conditions set out in this letter are the parties’ only representations, warranties, terms and conditions relating to the Project and our provision of services in connection with the Project and are made expressly in place of and to the exclusion (to the fullest extent permitted by law) of all other representations, warranties, terms and conditions, express or implied, by statute or otherwise, including without limitation any implied warranties or terms or conditions as to performance.

8.	Data Protection Act

Any personal data we may hold about your directors and employees will be kept safe, secure and confidential. However, we may share information with the following:

•
Any of our sub-contractors specific to this engagement or generally in support of our office administration and to people who are acting as our agents (but only on the strict understanding that your information will be kept confidential);

•	Anyone to whom we transfer or may transfer our rights under this agreement; and

•	Anyone to whom we are under a duty to give the information if required by law or regulation.

By signing this letter you will be consenting to the transmittal of your data outside of the European Economic Area. You undertake to ensure that each relevant director and employee consents to us using personal data relating to them in accordance with the terms of this agreement.

Jasper Capital Limited Jasper Consult Limited Jasper Consult DMCC
info@jaspercapital.co.uk www.jaspercapital.co.uk

Jasper Corporate Finance Limited is authorised and regulated by the Financial Services Authority and
Jasper Consult DMCC is regulated by the Dubai Multi Commodity Centre.
Registered Office: 4th Floor, St Alphage House, 2 Fore Street, London EC2Y 5DH
Registered in England No. 04289852
London Bury House 33 Bury Street St. James’s SW1Y 6AX United Kingdom T +44 (0) 20 7839 8766 F +44 (0) 20 7839 1810	Dubai 1007, Level 10 Grosvenor House Commercial Tower Sheikh Zayed Road PO Box 58549, Dubai, UAE T + 971 (0) 4 329 8799 F + 971 (0) 4 329 8797

9.	Compliance with Law and Regulations

You will comply with all applicable legal and regulatory provisions in the United Kingdom and relevant overseas territories. You agree to obtain all necessary legal advice to ensure such compliance and to communicate to us any such advice as is relevant to the provision of our services under this agreement.

We are subject to the Money Laundering Regulations, the Proceeds of Crime Act, and other rules and regulations relating to money laundering. Consequently we are required to obtain certain documents and information from all customers in order to verify identity, and that of principal directors and shareholders. We will therefore request these from you. We are also obliged to investigate and, if appropriate, notify the police of any suspicions we may have of anyone. You will therefore need to accept that any such investigation or notification may lead to delay, or even prevention on our part from providing the services described in this agreement.

10.	Approval of Instructions

You confirm that the contents of this letter have been brought to the attention of all directors and have been duly approved by them and that we are entitled to assume that our further instructions in relation to the engagement have been properly authorised by you if they are given by a director.

11.	Disclosure of Other Interests

You agree that we do not have a duty to disclose to you, or to make use for your benefit of, any information (even if it relates to you or the Project) which comes to our notice which belongs to or is confidential to (i) another client, or (ii) us and relates to some part of our business other than the provision of our service to you pursuant to the terms of this letter.

12.	Waiver of Fiduciary Duties

You hereby agree that the only duties or obligations we owe you are those set out expressly in this agreement or arising under FSA Rules and that we do not owe you any other or further duties or obligations (whether arising from the fact that we are acting as your fiduciary or otherwise).

You hereby also agree that any consent or waiver given by your acceptance of this agreement in relation to any duty or obligation we might otherwise owe you shall be valid, effective and comprehensive even though the consent (or the disclosure to which it relates) is general only and not specific to the particular transaction concerned.

13.	Service Levels

If you would like to talk to us about how we could improve our service to you or if you are in any way dissatisfied with the service you are receiving from us, please let us know by contacting the person responsible to you for that aspect of our service. If you would prefer to raise the matter, or to discuss its proposed resolution, with someone other than that individual please contact Joanna Busvine, Chief Operating Officer, Jasper Corporate Finance Limited.

We will carefully consider any complaint as soon as we receive it and do all we can to resolve it.

14.	Assignment

This agreement may not be assigned or otherwise transferred to any third party without the consent of the other party.

No variation of this letter shall be effective unless it is in writing and signed by or on behalf of each of us.

Jasper Capital Limited Jasper Consult Limited Jasper Consult DMCC
info@jaspercapital.co.uk www.jaspercapital.co.uk

Jasper Corporate Finance Limited is authorised and regulated by the Financial Services Authority and
Jasper Consult DMCC is regulated by the Dubai Multi Commodity Centre.
Registered Office: 4th Floor, St Alphage House, 2 Fore Street, London EC2Y 5DH
Registered in England No. 04289852
London Bury House 33 Bury Street St. James’s SW1Y 6AX United Kingdom T +44 (0) 20 7839 8766 F +44 (0) 20 7839 1810	Dubai 1007, Level 10 Grosvenor House Commercial Tower Sheikh Zayed Road PO Box 58549, Dubai, UAE T + 971 (0) 4 329 8799 F + 971 (0) 4 329 8797

15.	Contracts (Rights of Third Parties) Act 1999

You agree that Jasper Corporate Finance affiliates may enforce this agreement against you as if they were a party to this agreement. Otherwise, a person who is not a party to this agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of the agreement. For purposes of this agreement, affiliate shall mean and refer to any company that controls Jasper Corporate Finance or is controlled by, or is under common control with Jasper Corporate Finance.

16.	Amendment

Either party may amend this agreement but only with the other party’s prior written consent to such amendment. The party requesting changes shall send written notice describing the relevant changes and shall obtain the written consent from the other party to such changes. Such changes will become effective on the date specified in the notice. No amendment will affect any legal rights or obligations that may already have arisen.

17.	Severability

Each provision in this letter is severable and if any provision is or becomes invalid or unenforceable or contravenes any applicable regulations or laws, the remaining provisions will not be affected.

18.	Force Majeure

Neither of us shall be liable for any delays or failures to perform due to causes beyond our control.

19.	Notices and other communications

Any formal notice, document or other communication required or permitted to be given or made under this letter agreement shall be in writing sent by recorded delivery, electronic mail, personal delivery or facsimile and shall be addressed as provided below and, if so addressed, shall be deemed duly given or made as set out below.

The relevant addressee, address and facsimile numbers for the purposes of this agreement, subject as provided below, are:

For Jasper Corporate Finance:	Bury House, 33 Bury Street, London, SW1Y 6AX
Addressee:	Shahin Mansuri
Email:	s.mansuri@jaspercapital.co.uk
Facsimile:	+44 (20) 7839 1810
For you:	East Coast Ethanol, LLC. Post Office Box 2225. Columbia, SC29202
Addressee:	Dr. Randy D. Hudson
Email:	randyhudson@eastcoastethanol.us
Facsimile:	+1803 748 8151

Notice will be deemed given or made and effective in the case of recorded delivery or personal delivery, on delivery to the address of the relevant party set out above and in the case of facsimiles on confirmation of transmission to the facsimile number of the relevant party set out above.

Each party may change its address, addressee or facsimile for notice hereunder by giving the other party notice of such change pursuant to the provisions of this section.

Our normal method of communicating is by original letter sent by normal post or, where appropriate, courier services. Where the matter is one that justifies the method of communication, or is specifically requested, we will communicate by fax to the number given above. An increasing number of our clients wish to communicate by electronic mail (“e-mail”) even though it may carry the risk of misdirection or non-delivery of confidential material. We will therefore use e-mail in the following circumstances:

Jasper Capital Limited Jasper Consult Limited Jasper Consult DMCC
info@jaspercapital.co.uk www.jaspercapital.co.uk

Jasper Corporate Finance Limited is authorised and regulated by the Financial Services Authority and
Jasper Consult DMCC is regulated by the Dubai Multi Commodity Centre.
Registered Office: 4th Floor, St Alphage House, 2 Fore Street, London EC2Y 5DH
Registered in England No. 04289852
London Bury House 33 Bury Street St. James’s SW1Y 6AX United Kingdom T +44 (0) 20 7839 8766 F +44 (0) 20 7839 1810	Dubai 1007, Level 10 Grosvenor House Commercial Tower Sheikh Zayed Road PO Box 58549, Dubai, UAE T + 971 (0) 4 329 8799 F + 971 (0) 4 329 8797

•	where you request in writing that we should communicate in this manner;

•	where you send us an enquiry/ communication by e-mail and that specific enquiry/ communication does not specify that any response is to be sent by a method other than e-mail.

If we use e-mail, it is your responsibility to perform any virus checks on the integrity of data and attachments, by whatever electronic medium they are received.

20.	Entire Agreement

This letter sets out the entire agreement and understanding between you and us in connection with the Project.

21.	Governing Law and Jurisdiction

The terms of our agreement shall be governed by and construed in accordance with U.S. law and, subject to Section 22 below, each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the United States in relation to any dispute under or in respect of this agreement.

22.
Negotiation and Arbitration. If a dispute arises between the parties arising out of or in connection with this agreement, then the parties will first attempt to resolve the dispute in the ordinary course between representatives of the parties. If the dispute is not resolved in the ordinary course, then upon the written request of either party, the dispute will be submitted for binding arbitration in accordance with the Commercial Rules of the American Arbitration Association.

Jasper Capital Limited Jasper Consult Limited Jasper Consult DMCC
info@jaspercapital.co.uk www.jaspercapital.co.uk

Jasper Corporate Finance Limited is authorised and regulated by the Financial Services Authority and
Jasper Consult DMCC is regulated by the Dubai Multi Commodity Centre.
Registered Office: 4th Floor, St Alphage House, 2 Fore Street, London EC2Y 5DH
Registered in England No. 04289852
London Bury House 33 Bury Street St. James’s SW1Y 6AX United Kingdom T +44 (0) 20 7839 8766 F +44 (0) 20 7839 1810	Dubai 1007, Level 10 Grosvenor House Commercial Tower Sheikh Zayed Road PO Box 58549, Dubai, UAE T + 971 (0) 4 329 8799 F + 971 (0) 4 329 8797

TERMS OF BUSINESS

PART 2 - INDEMNITY

1.	Indemnity

As further consideration for our providing the services set out in this letter, you agree to indemnify and hold Jasper Corporate Finance Limited and their respective affiliates, directors, officers, employees and agents including secondees (each an “Indemnified Person”) harmless from and against all claims, actions proceedings, demands, losses, damages, costs and expenses whatsoever (“Losses”) arising out of or in connection with the Project or otherwise by reason of or in connection with any other matter or activities referred to and contemplated in this letter which any Indemnified Person may suffer or incur in any jurisdiction and all costs and expenses incurred by any Indemnified Person shall be reimbursed by you promptly on demand, including reasonable costs incurred in connection with the investigation of, preparation for or defence of any pending or threatened litigation or claim within the terms of this indemnity or any matter incidental thereto. Provided that you will not be responsible for any Losses to the extent they are finally determined to have resulted from the gross negligence, fraud or wilful default of the Indemnified Person.

2.	Other Rights

The foregoing indemnity shall be in addition to any rights that any Indemnified Person may have at common law or otherwise (including, but not limited to, any right of contribution).

3.	Claims

If we become aware of any claim relevant for the purposes of the foregoing indemnity, we shall promptly notify you thereof and shall, subject to being indemnified and secured to our reasonable satisfaction by you against all potential Losses and subject to any requirement imposed by an insurer of an Indemnified Person, take or procure to be taken such action as you may reasonably request to avoid, dispute, resist, appeal, compromise or defend such a claim, and provide you and your legal advisers with such information and documentation relating to such claim as you may reasonably require.

4.	Limitation of Liability

You agree that none of the Indemnified Persons shall have any liability whatsoever (whether in contract or tort or under statute or otherwise), to you for or in connection with our work other than for Losses suffered by you which are finally determined to have resulted from the negligence, fraud or wilful default of the Indemnified Person.

Subject to the previous paragraph, in the circumstances of this engagement, you agree that the liability to you of any Indemnified Persons (in contract or tort or under statute or otherwise) for any Losses suffered by you or any third party arising out of or in connection with our work, however caused, and including any consequential or punitive losses, shall be limited as set out in the following paragraph.

You agree that the Indemnified Persons shall not be liable for any Losses, except in the proportion that, and only to the extent that, such Losses are finally determined to have resulted from the gross negligence, fraud or wilful default of an Indemnified Person and, so far as the law permits, in no event shall the liability of the Indemnified Persons, to you or any third party, exceed in aggregate the fees agreed for each of the individual projects documented under this engagement.

Jasper Capital Limited Jasper Consult Limited Jasper Consult DMCC
info@jaspercapital.co.uk www.jaspercapital.co.uk

Jasper Corporate Finance Limited is authorised and regulated by the Financial Services Authority and
Jasper Consult DMCC is regulated by the Dubai Multi Commodity Centre.
Registered Office: 4th Floor, St Alphage House, 2 Fore Street, London EC2Y 5DH
Registered in England No. 04289852
London Bury House 33 Bury Street St. James’s SW1Y 6AX United Kingdom T +44 (0) 20 7839 8766 F +44 (0) 20 7839 1810	Dubai 1007, Level 10 Grosvenor House Commercial Tower Sheikh Zayed Road PO Box 58549, Dubai, UAE T + 971 (0) 4 329 8799 F + 971 (0) 4 329 8797

Where:

•	an Indemnified Person would otherwise be liable to you for any losses; and

•
any of your other advisers is liable to you for all or part of the same losses and such adviser has agreed with you to exclude and/or limit the maximum amount of its liability to you in respect of such losses (the “Liability Limitation”);

then the maximum aggregate amount of the liability for which an Indemnified Person is liable to shall be limited to such proportion of the losses as we have agreed or has been finally judicially determined to be just and equitable having regards to the extent of the responsibility for the Losses (and, for the purpose of allocating such responsibility, ignoring the Liability Limitation). If for any reason whatsoever this paragraph is ineffective to limit the liability of the Indemnified Person, the maximum aggregate amount of liability of the Indemnified Person for the losses shall be reduced by an amount equal to such part of the amount which the Indemnified Person would have been entitled to recover pursuant to the Civil Liability (Contributions) Act 1978 or other wise for the Losses but is prevented from recovering as a result of the Liability Limitation.

Nothing in this agreement shall have the effect of excluding or restricting any duty or liability we may have to you under FSA Rules or FSMA.

Jasper Capital Limited Jasper Consult Limited Jasper Consult DMCC
info@jaspercapital.co.uk www.jaspercapital.co.uk

Jasper Corporate Finance Limited is authorised and regulated by the Financial Services Authority and
Jasper Consult DMCC is regulated by the Dubai Multi Commodity Centre.
Registered Office: 4th Floor, St Alphage House, 2 Fore Street, London EC2Y 5DH
Registered in England No. 04289852
London Bury House 33 Bury Street St. James’s SW1Y 6AX United Kingdom T +44 (0) 20 7839 8766 F +44 (0) 20 7839 1810	Dubai 1007, Level 10 Grosvenor House Commercial Tower Sheikh Zayed Road PO Box 58549, Dubai, UAE T + 971 (0) 4 329 8799 F + 971 (0) 4 329 8797

FEE ARRANGEMENTS APPENDIX

Our fee will be structured on the following fees and expenses basis:

Retainer Fee

A retainer fee of £20,000 per month will be payable by you monthly in advance for a period of three months from the date of this letter. The Retainer Fee will be reviewed following the three month period and can be mutually extended.

Success Fee

A success fee will be payable by you should any debt, equity or mezzanine funds be raised for the Project by Jasper Corporate Finance during the term of our engagement hereunder, or during a period of six months following the effective date of termination of Jasper Corporate Finance’s engagement hereunder equivalent to:

1.25% of any debt raised;
2.00% of any mezzanine funds raised; and
3.00% of any equity raised.

The success fee is payable based on the following:

Equity/Mezzanine Success Fee

100% payable upon closing of financing which shall mean the execution and delivery of the definitive and binding written agreement concerning the equity and/or mezzanine financing transaction.

Debt Success Fee

100% payable upon closing of financing which shall mean the execution and delivery of the definitive and binding written agreement concerning the debt financing transaction.

You shall not be under any obligation to accept any transaction we present to you pursuant to this agreement and any proposed transaction shall remain subject to your sole and complete discretion. Accordingly, you shall have the right to reject the terms and/or any entity we present to you as a proposed transaction for any reason at any time without any liability hereunder. We agree that no fee shall be payable from you to us in the event any entity identified on Exhibit A attached hereto, or any affiliate or related party of such entity, provides debt, equity or mezzanine financing for the Project.

For purposes of this agreement, equity financing shall refer to the raising of company capital by issuing securities rather than taking out loans or selling bonds for the capital so raised. Debt financing shall refer to raising funds by issuing bonds or notes or by borrowing from a financial institution(s) to acquire capital. Mezzanine financing shall refer to interim financing used to fund the difference between equity and debt financing and shall include, without limitation, debt financing convertible to equity financing upon the occurrence of certain conditions.

Jasper Capital Limited Jasper Consult Limited Jasper Consult DMCC
info@jaspercapital.co.uk www.jaspercapital.co.uk

Jasper Corporate Finance Limited is authorised and regulated by the Financial Services Authority and
Jasper Consult DMCC is regulated by the Dubai Multi Commodity Centre.
Registered Office: 4th Floor, St Alphage House, 2 Fore Street, London EC2Y 5DH
Registered in England No. 04289852
London Bury House 33 Bury Street St. James’s SW1Y 6AX United Kingdom T +44 (0) 20 7839 8766 F +44 (0) 20 7839 1810	Dubai 1007, Level 10 Grosvenor House Commercial Tower Sheikh Zayed Road PO Box 58549, Dubai, UAE T + 971 (0) 4 329 8799 F + 971 (0) 4 329 8797

Expenses

In addition, you undertake that you will, whether or not a transaction takes place, promptly reimburse us for all reasonable and approved out of pocket expenses properly incurred by us in the performance of our services in relation to the Project. In the event such expenses are anticipated to exceed US $5,000 per month, we will inform you and receive your prior approval before incurring expenses in excess of the stated amount.

It is intended that these would be invoiced to you monthly and be paid by you within seven days.

Exclusivity

You agree to appoint us as your exclusive financial adviser with respect to financing sources outside of the United States interested in providing funding for the Project for an initial period of three months beginning on the date of this letter (the “Primary Period”); provided, however, that we agree not to contact or communicate with the entities identified on Exhibit A attached hereto and by this reference made a part hereof. We further acknowledge and agree that no success fee shall be payable to us for any Project financing you may receive from any entity(ies) identified on Exhibit A. At any time during the Primary Period you may revoke our appointment or we may choose to cease to act for you, however: if you revoke our appointment (without due cause) during the Primary Period but you or any of your related parties complete the transaction related to the Project during the Primary Period, you will notify us of the transaction and all of its terms. The Primary Period may be extended an additional three months based on agreement of both parties.

Related Parties

For the purposes of this Appendix, “related party” shall be interpreted as that term is interpreted for the purposes of Chapter 11 of the Listing Rules published by the FSA in its capacity as UK Listing Authority.

Further, for the purposes of this Appendix, “related party” includes all companies where ECE is the majority shareholder or other business entities or subsidiary entities thereof controlled by ECE.

Jasper Capital Limited Jasper Consult Limited Jasper Consult DMCC
info@jaspercapital.co.uk www.jaspercapital.co.uk

Jasper Corporate Finance Limited is authorised and regulated by the Financial Services Authority and
Jasper Consult DMCC is regulated by the Dubai Multi Commodity Centre.
Registered Office: 4th Floor, St Alphage House, 2 Fore Street, London EC2Y 5DH
Registered in England No. 04289852
London Bury House 33 Bury Street St. James’s SW1Y 6AX United Kingdom T +44 (0) 20 7839 8766 F +44 (0) 20 7839 1810	Dubai 1007, Level 10 Grosvenor House Commercial Tower Sheikh Zayed Road PO Box 58549, Dubai, UAE T + 971 (0) 4 329 8799 F + 971 (0) 4 329 8797

EXHIBIT A

Credit Suisse,
Zurich Energy Fund
Deutsche Bank
Geneva Energy Fund
International Finance Bank
Rodale Funding

Jasper Capital Limited Jasper Consult Limited Jasper Consult DMCC
info@jaspercapital.co.uk www.jaspercapital.co.uk

Jasper Corporate Finance Limited is authorised and regulated by the Financial Services Authority and
Jasper Consult DMCC is regulated by the Dubai Multi Commodity Centre.
Registered Office: 4th Floor, St Alphage House, 2 Fore Street, London EC2Y 5DH
Registered in England No. 04289852
London Bury House 33 Bury Street St. James’s SW1Y 6AX United Kingdom T +44 (0) 20 7839 8766 F +44 (0) 20 7839 1810	Dubai 1007, Level 10 Grosvenor House Commercial Tower Sheikh Zayed Road PO Box 58549, Dubai, UAE T + 971 (0) 4 329 8799 F + 971 (0) 4 329 8797